Exhibit 4.3

                                EXECUTION COPY

                           SHARE PURCHASE AGREEMENT
                           ------------------------

Dated September 10, 2004 by and among Trefoil Israel Partners II, L.P., of 4444 Lakeside Drive, P.O. Box 7774, Burbank, California, USA ("Trefoil"), First Israel Mezzanine Fund L.P. and First Israel Mezzanine Fund (in Israel) Limited Partnership (together with various affiliated entities "FIMI", and together with Trefoil, the "Sellers"), and Koor Industries Ltd. (the "Purchaser"). Each of the Sellers and Purchaser be hereinafter referred to as a "Party" and collectively the "Parties".

                              W I T N E S S E T H

WHEREAS, Tadiran Communications Ltd. (the "Company") is a public company traded on the Tel-Aviv Stock Exchange; and

WHEREAS, Trefoil is the owner and holder of 3,163,375 Ordinary Shares of the Company par value NIS1.00 each ("Ordinary Shares"), constituting its entire holdings in the Company representing as of August 31st, 2004 approximately 25.68% of the outstanding share capital of the Company and 25.88% of the outstanding voting share capital of the Company, and FIMI is the owner and holder of 780,901 Ordinary Shares of the Company, constituting its entire holdings in the Company representing as of August 31st, 2004 approximately 6.34% of the outstanding share capital of the Company and 6.39% of the outstanding voting share capital of the Company (collectively the "Purchased Shares"); and

WHEREAS, the Sellers wish to sell to Purchaser, and Purchaser desires to purchase from the Sellers, the Purchased Shares, all under the terms and subject to the conditions set forth below; and

NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, the Parties hereto hereby agree as follows:

1.       Purchase of the purchased Shares
         --------------------------------

At the Closing (as hereinafter defined), each of the Sellers shall sell and transfer to the Purchaser its entire portion of the Purchased Shares, free and clear of any encumbrances or third parties' rights therein, at a price per Purchased Share of NIS161.5, constituting an aggregate purchase price of: (i) NIS510,885,062 payable to Trefoil, and (ii) NIS126,115,511 payable to FIMI (collectively the "Consideration"); provided, however, that in the event that certain managers of the Company exercise their tag-along rights prior to Closing, Sellers shall have the option to sell to the Purchaser these managers' shares as part of the Purchased Shares. For the avoidance of doubt, in no event shall the Purchaser be obligated to purchase more than the amount of the Purchased Shares. Sale and transfer of the Purchased Shares shall be against full and complete payment of the Consideration, by way of wire transfer in NIS to a bank account designated in writing for that purpose by each of the Sellers.

2.       Closing
         -------

The Closing of the transaction contemplated hereunder shall be held at the offices of Zellermayer Pelossof & Co., 20 Lincoln St., Tel Aviv, Israel within three (3) business days from the satisfaction of all conditions stipulated in
Section 2.1 below but in no event later than the date 90 day from the date hereof (the "Closing"). This Agreement shall terminate and become void if the conditions stipulated in Section 2.1 below are not satisfied within the said 90 day period set forth above (unless such period was extended in writing by all the Parties). In the event of termination in accordance with the terms of this Section, there shall be no liability on the part of any Party to any of the other Parties, or their respective officers, directors or affiliates, provided that each of the aforementioned has used its best efforts to fulfill the conditions to Closing set forth in Section 2.1 below; provided however, that the Purchaser shall not be required to accept any approval under paragraphs 2.1.1 or 2.1.2 below, that contains any unreasonably burdensome provisions. Any dispute arising on this issue shall be resolved by agreement between Adv. Michael Zellermayer and Adv. Alan Sacks.

The obligations of each of the Parties to consummate the transaction contemplated hereunder shall be subject to the satisfaction on or prior to the Closing of all of the conditions set forth in Section 2.1 below, provided that the conditions stipulated in Sections 2.1.1 to 2.1.4, may be waived by Purchaser prior to the Closing. At the Closing, all transactions and all conditions to Closing shall be deemed to have taken place simultaneously. No transaction shall be deemed to have taken place at Closing until all transactions have taken place.

2.1      Conditions to Closing
         ---------------------

2.1.1 The approval of the Israeli Ministry of Defense to the consummation of the transaction contemplated hereunder;

2.1.2 The approval of the Israeli Antitrust Authority to the consummation of the transaction contemplated hereunder as required under the Restrictive Trade Practices Law 5748-1988;

2.1.3 The approvals to the consummation of the transaction contemplated hereunder of each of the following financial institutions: (i) Bank Hapoalim B.M., (ii) Bank Leumi Le'Israel B.M, (iii) Discount Bank B.M, (iv) Bank Ha'mizrachi United B.M., (v) Bank Leumi Le'Israel New York, (vi) CityBank, and (vii) Bank BNP (France); and

2.1.4 Any other approval required for the consummation of the transaction contemplated hereunder under any applicable law or regulations or in any material agreement to which the Company is a party.


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2.2      Closing Deliverables by Sellers
         -------------------------------

On Closing and subject to the fulfillment of the obligations of Purchaser hereunder, each of the Sellers shall deliver to the Purchaser the following:

2.2.1 Duly executed copies of letters of resignation from the Company's board of directors ("Board") by all of the members of the Board except for the two external directors and except for Messrs. Arie Ovadia and Benny Maidan;

2.2.2 Duly executed copy of minutes of the Board appointing as of Closing the nominees of the Purchaser to the Board (whose identity shall be provided to the Sellers at least 7 business days prior to the Closing);

2.2.3 A duly executed copy of letter addressed to Purchaser and signed by each of the Sellers, confirming that the representations and warranties contained in Sections 3 and 4 hereto are true and complete at and as of the Closing as if made at and as of such date;

2.2.4 A duly executed waiver signed by each of the Sellers and addressed to the Company irrevocably relinquishing any of the Sellers' rights to receive any unpaid management fees under the Shareholders Agreement entered into between each of them and the Company on September 6, 1999, as amended;

2.2.5 The Sellers shall transfer the Purchased Shares to a bank account designated for this purpose by the Purchaser.

2.3      Closing Deliverables by Purchaser
         ---------------------------------

At the Closing, and subject to the fulfillment of the obligations of each of the Sellers hereunder:

2.3.1 Purchaser shall deliver the Consideration in cash, via wire transfer of immediately available funds to a bank account in Israel designated by each of the Sellers, as per the provisions of Section 1 hereto.

2.3.2 A duly executed copy of letter addressed to Purchaser and signed by each of the Sellers, confirming that the representations and warranties contained in Section 3 hereto are true and complete at and as of the Closing as if made at and as of such date;


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3.       Representations and Warranties of each of the Parties
         -----------------------------------------------------

Each of the Parties represents and warrants, severally and not jointly, to the other Parties as follows:

3.1 Full Corporate Power. Such Party has full corporate and/or partnership power, as applicable, and authority to execute and deliver this Agreement and any other agreement contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance by such Party of this Agreement and any other agreement contemplated hereby have been duly authorized by all necessary corporate action on the part of such Party, and no other action on the part of such Party is necessary to authorize the execution and delivery of this Agreement and any other agreement contemplated hereby by such Party, or the performance by such Party of its obligations hereunder. This Agreement has been duly executed and delivered by the Party and constitutes a legal, valid and binding agreement of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.2 No Violation. The execution and delivery of this Agreement by such Party, the performance by such Party of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby will not violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Party, or any agreement to which such Party is a party.

3.3 Financial Ability. In addition, at Closing, the Purchaser will have all required funds to pay the Consideration in full.

4.       Representations and Warranties of the Sellers
         ---------------------------------------------

Each of the Sellers represents and warrants, severally and not jointly, to the Purchaser as follows:

4.1 Capitalization and Purchased Shares. The Company's entire authorized share capital is NIS20,000,000 divided into 20,000,000 Ordinary Shares. As of August 31, 2004, the Company's issued and outstanding share capital is 12,317,169. of which 93,730 are "Treasury Shares" (i.e. Dormant Shares within the meaning of the Companies Law 5759-1999). All of the Purchased Shares (and any of the managers' shares as specified in Section 1.1 above) have been validly issued are fully paid and owned by their respective holders, and when sold and transferred to Purchaser at the Closing, shall be free and clear of any encumbrances or third parties' rights.


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4.2 Outstanding Options. As of August 31, 2004, there are 900,108outstanding options, each is exercisable into one Ordinary Share, , and except for such options, no other options, warrants, convertible securities or to the Sellers' best knowledge any obligations to grant or issue any of the foregoing to any person exist.

4.3 Financial Statements. The audited consolidated financial statements of the Company for the year ending December 31, 2003 and the reviewed and unaudited financial statements of the Company for the period ending June 30, 2004 fairly present the financial situation of the Company and have been prepared in accordance with Israeli generally accepted accounting principles consistently applied, and since June 30, 2004 there has not been any material adverse change in the condition, financials, business, assets, liabilities, or operations of the Company.

4.4 Compliance. The Company has substantially complied with all reporting and filing (including immediate reporting) requirements under the provisions of the Securities Act, 1968 and the regulations promulgated thereunder, and all such reports are complete and accurate in all material respects.

4.5 No Termination or Material Change. Subject to the full satisfaction of the conditions to Closing, the consummation of the transactions contemplated hereby does not constitute a ground for termination of or material changes to any material agreement or arrangement to which the Company is a party.

4.6 No Other Rights. Other than the acceleration of up to 387,500 options of directors and certain employees of the Company, no other rights shall accrue to any of the directors and employees of the Company as a result of the consummation of the transactions contemplated hereunder.

5.       Interim Covenants
         -----------------

5.1 Subject to applicable law, the Sellers shall employ their best efforts to procure that from the date hereof until Closing (the "Interim Period"):

         5.1.1 The business of the Company shall be managed in the ordinary course;

         5.1.2 The Company shall not enter into a any material transaction or undertaking without the prior consultation with the Purchaser;

         5.1.3 The Company shall not make any distributions of any kind to its shareholders except under the buy-back plan recently approved by the Board;

5.2 The Seller shall pay to the Purchaser at Closing any amount received by the Sellers from the Company during the Interim Period in respect of management fees, dividends or otherwise.



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6.       General Provisions and Miscellaneous
         ------------------------------------

6.1 Further Assurance. The Parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party hereto may reasonably request in order to carry out the intents and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.2 Binding Agreement. This Agreement, including all exhibits and other documents relating hereto, constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and embodies all the terms binding upon the Parties in respect thereof. No Party to this Agreement shall be liable or bound in any manner by prior or contemporaneous express or implied representation, warranty, statement, promise, covenant or agreement pertaining to said transactions made by it or on its behalf unless same is expressly set forth or referred to herein.

6.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

6.4 Amendments, Waivers, Discharges and Consents. No amendment, change or modification of this Agreement or any of the provisions, terms or conditions hereof, no waiver of a right, remedy, privilege or power, or discharge of an obligation or liability, conferred upon, vested in or imposed on either Party under or pursuant to this Agreement, and no consent to any act or omission pertaining hereto shall come into operation and be effective unless duly embodied in a written instrument signed by or on behalf of the Party against whom such amendment, change, modification, waiver, discharge or consent is asserted or sought.

No failure to exercise and no delay in exercising any right, remedy, privilege or power under or pursuant to this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, privilege or power preclude any other or further exercise thereof or the exercise of any other right, remedy, privilege or power.

6.5 Partial Invalidity or Unenforceability. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the Parties shall be construed and enforced only to such extent as shall be permitted by law. Neither this Agreement as a whole nor any right or obligation hereunder shall be assignable by any Party without the prior written consent of the other Parties.



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6.6 Governing Law and Arbitration. This Agreement and the rights and obligations of the Parties hereunder or pursuant hereto shall be governed by and construed in accordance with the laws of the State of Israel. Any controversy or claim arising under, out of, or in connection with this Agreement, its validity, its interpretation, its execution or any breach or claimed breach thereof shall be settled and resolved by an arbitrator mutually agreed upon by the Parties ("Arbitrator"). If the Parties are unable to reach an agreement on the identity of the Arbitrator within thirty (30) days from the first written request made by a Party hereto requesting the initiation of such arbitration proceedings, then the Arbitrator shall be a retired District Court or Supreme Court Judge nominated by the Chair of the Israel Bar Association. The arbitration proceedings shall take place in Tel Aviv, Israel in English. Either party may be accompanied and represented by its legal counsel in such proceedings. The Arbitrator shall be required to provide the Parties with a reasoned arbitration award in writing within no more than 45 days from initiation of the arbitration proceedings. The Arbitrator shall be authorized to issue injunctions and interim orders. The Arbitrator shall not be bound by the provisions of the Israeli civil procedures and rules of evidence but shall be bound by the substantive laws of the State of Israel. The Parties shall bear the Arbitrator's fees and expenses in equal shares. The execution of this Agreement by the Parties shall be deemed the execution of an arbitration agreement as required by the Israeli Arbitration Law - 1968.

6.7 Agreement. This Agreement is the entire agreement among the Parties and supersedes and replaces any and all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof

6.8 Purchaser's Undertaking. Subject to law, Purchaser hereby undertakes to exert, as of Closing, its best efforts as a shareholder of the Company to procure that as of the Closing and for a period of seven years thereafter, the Company shall continue to maintain all indemnification arrangements and insurance coverage currently provided to each of the Office Holders of the Company.

6.9 Service of Process. The address for service of process in Israel on Trefoil shall be Zellermayer Pelossof & Co., 20 Lincoln St., Tel Aviv, Israel, and on FIMI shall be Naschitz, Brandes & Co. 5 Tuval Street Tel-Aviv 67897, Israel.

6.10 Taxes. The Purchaser shall be entitled to deduct any withholding tax or other duty payable in Israel in respect of the Consideration unless the Sellers shall procure a certificate of exemption from such tax or duty from the Israeli Tax Authorities. Any stamp duty applicable to this Agreement shall be borne by the Parties in equal shares.


                           [Execution page follows]


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IN WITNESS WHEREOF, the Parties hereto have caused this SHARE PURCHASE
AGREEMENT to be duly executed and delivered as of the date first written above.


---------------------------------------
Trefoil Israel Partners II, L.P.
By: its General Partner:
Trefoil Israel II, INC.


/s/ Robert G. Moskowitz
---------------------------------------
By: Robert G. Moskowitz, Vice President





The Israel Mezzanine Fund, L.P.
By: the General Partner:
First Israel Mezzanine Investors Ltd.

/s/ Illegible
----------------------------------
By:




The Israel Mezzanine Fund (In Israel), Limited Partnership
By: its General Partner:
First Israel Mezzanine Investors Ltd.


/s/ Illegible
----------------------------------
By:


Koor Industries Ltd.

By: /s/ Jonathon Kolber                      /s/ Danny Biran
   -------------------------------           -------------------------------